Exhibit 99.1

PRESS RELEASE

Level 3 CEO to take Medical Leave of Absence

Sunit Patel Named as Interim CEO

BROOMFIELD, Colo., February 24, 2016 — Level 3 Communications, Inc. (NYSE: LVLT) today announced effective immediately, Jeff K. Storey, Level 3’s CEO, will take a temporary medical leave of absence relating to successful surgery for a recently diagnosed heart condition. Mr. Storey’s leave of absence will be approximately two months, after which he will return to duty on a limited basis. He is expected to make a full recovery.

The Level 3 Board of Directors has named Sunit S. Patel, Level 3’s chief financial officer, interim CEO until Mr. Storey’s return.  Mr. Patel will continue to serve as Level 3’s chief financial officer.  Mr. Patel has been Level 3’s chief financial officer since 2003, and served as interim president of Level 3’s EMEA region in 2014.

“I have full confidence that Sunit will be able to continue the solid execution and performance that we saw in 2015,” said Mr. Storey.  “Sunit’s knowledge of our business, along with his financial background and expertise, make him an excellent candidate to fill in for me during my absence.  We also have an extremely strong and deep executive team working to support him.”

“The Board of Directors unanimously supports Sunit’s appointment as interim CEO.  We intend to respect Jeff’s privacy so that he can focus on a complete and speedy recovery, and we look forward to his expected return to the company.  We wish him all the best as he recovers,” said James O. Ellis, Jr., Chairman of the Board of Directors for Level 3.

“I am pleased to say that Mr. Storey’s procedure went well,” said Myles S. Guber, M.D. with Colorado Cardiovascular Surgical Associates.  “While a significant operation, it is a common procedure and I expect Mr. Storey to make a full recovery.”

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a Fortune 500 company that provides local, national and global communications services to enterprise, government and carrier customers. Level 3’s comprehensive portfolio of secure, managed solutions includes fiber and infrastructure solutions; IP-based voice and data communications; wide-area Ethernet services; video and content distribution; data center and cloud-based solutions. Level 3 serves customers in more than 500 markets in over 60 countries across a global services platform anchored by owned fiber networks on three continents and connected by extensive undersea facilities. For more information, please visit www.level3.com or get to know us on Twitter, Facebook and LinkedIn.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3) and the Level 3 Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: increase revenue from its services to realize its targets for financial and operating performance; develop and maintain effective business support systems; manage system and network failures or disruptions; avert the breach of its network and computer system security measures; develop new services that meet customer demands and generate acceptable margins; manage the future expansion or adaptation of its network to remain competitive; defend intellectual property and proprietary rights; manage risks associated with continued uncertainty in the global economy; manage continued or accelerated decreases in market pricing for communications services; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:

D. Nikki Wheeler	Mark Stoutenberg
+1 720 888-0560	+1 720-888-2518
Nikki.Wheeler@Level3.com	Mark.Stoutenberg@Level3.com